SCHEDULE 14C

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SCHEDULE 14C INFORMATION

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EQ ADVISORS TRUST

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AXA EQUITABLE FUNDS MANAGEMENT GROUP, LLC

1290 AVENUE OF THE AMERICAS

NEW YORK, NEW YORK 10104

EQ ADVISORS TRUST

INFORMATION STATEMENT DATED JANUARY 31, 2020

WE ARE NOT ASKING YOU FOR A PROXY AND YOU

ARE REQUESTED NOT TO SEND US A PROXY

The purpose of this Information Statement is to provide you with information about a new investment sub-adviser for the EQ/Wellington Energy Portfolio (“Portfolio”), a series of EQ Advisors Trust (“Trust”). Prior to the appointment of the new investment sub-adviser, the Portfolio was known as the EQ/Ivy Energy Portfolio. The information in this document should be considered to be an Information Statement for purposes of Schedule 14C under the Securities Exchange Act of 1934, as amended. You may obtain an additional copy of the Trust’s Prospectus or Statement of Additional Information, or its most recent Annual or Semi-Annual Report, free of charge, by writing to the Trust at 1290 Avenue of the Americas, New York, New York 10104, by calling 1-877-222-2144, or by visiting the Trust’s website at www.axa-equitablefunds.com.

AXA Equitable Funds Management Group, LLC (“FMG LLC” or “Adviser”) serves as the Investment Adviser and Administrator of the Trust and is located at 1290 Avenue of the Americas, New York, New York 10104. AXA Distributors, LLC (“Distributor”) serves as the Distributor for the Trust’s shares and is located at 1290 Avenue of the Americas, New York, New York 10104. FMG LLC, in its capacity as the Investment Adviser of the Trust, has received from the Securities and Exchange Commission (“SEC”) an exemptive order to permit FMG LLC, subject to approval of the Trust’s Board of Trustees (“Board”), to hire, terminate and replace investment sub-advisers for the Trust (“Sub-Advisers”) and to amend the investment sub-advisory agreements between FMG LLC and the Sub-Advisers without obtaining shareholder approval, subject to certain conditions. These conditions require, among other things, that shareholders be notified of the appointment of a new Sub-Adviser within 90 days of the effective date of the Sub-Adviser’s appointment. This Information Statement provides such notice of the appointment of a New Sub-Adviser (defined below) and the approval of an amendment to add the Portfolio to the New Agreement (defined below).

At a regular meeting of the Board held on November 6-7, 2019, the Board, including the Trustees who are not “interested persons” (as that term is defined in the Investment Company Act of 1940, as amended (“1940 Act”)) of the Trust, the Adviser, the Sub-Advisers or the Distributor (“Independent Trustees”), considered and unanimously approved the Adviser’s proposal to: (1) terminate the Investment Sub-Advisory Agreement between FMG LLC and Ivy Investment Management Company (“IICO”) with respect to the Portfolio (“Old Agreement”), (2) approve a new Investment Sub-Advisory Agreement between FMG LLC and Wellington Management Company LLP (“Wellington” or “New Sub-Adviser”) with respect to the Portfolio, in connection with which Wellington would replace IICO as the Sub-Adviser to the Portfolio, (3) change the name of the Portfolio to “EQ/Wellington Energy Portfolio,” and (4) change the Portfolio’s principal investment strategy to reflect Wellington’s proposed investment process. In this regard, the Board noted that Wellington currently serves as the investment sub-adviser with respect to allocated portions of other portfolios of the Trust pursuant to an existing investment sub-advisory agreement between FMG LLC and Wellington with respect to those portfolios, and that the Portfolio would be added, by amendment, to that existing agreement (“New Agreement”). Under the New Agreement, Wellington will implement its Energy strategy in managing the Portfolio.

The Adviser’s proposal was based on several factors, including its evaluation of certain aspects of IICO’s operations, including IICO’s trading and brokerage practices, and Wellington’s track record managing its proposed Energy strategy. Based on a review of comparative performance information and other factors, FMG LLC recommended, and the Board approved, the termination of the Old Agreement and the approval of the New Agreement with respect to the Portfolio.

Factors Considered by the Board

The Board noted that it had most recently considered and approved the existing investment sub-advisory agreement between the Adviser and Wellington with respect to other portfolios of the Trust at a meeting held on July 16-18, 2019, in connection with the annual renewal of the agreement. In connection with its approval of the New Agreement between the Adviser and Wellington with respect to the Portfolio, the Board considered its conclusions in connection with its approval of the existing investment sub-advisory agreement between the Adviser and Wellington with respect to other portfolios of the Trust, including its general satisfaction with the nature and quality of services being provided to those other portfolios by Wellington.

In reaching its decision to approve the New Agreement, the Board considered the overall fairness of the New Agreement and whether the New Agreement was in the best interests of the Portfolio and its investors. The Board further considered all factors it deemed relevant with respect to the Portfolio and the New Agreement, including: (1) the nature, quality and extent of the overall services to be provided to the Portfolio by Wellington; (2) comparative performance information; (3) the level of the proposed sub-advisory fee; (4) economies of scale that may be realized by the Portfolio; and (5) “fall-out” benefits that may accrue to Wellington and its affiliates (i.e., indirect benefits that they would not receive but for the relationship with the Portfolio). In considering the New Agreement, the Board members did not identify any particular factor or information that was all-important or controlling, and each Trustee may have given different weights to different factors and, thus, each Trustee may have had a different basis for his or her decision.

In connection with its deliberations, the Board took into account information prepared by the Adviser and Wellington, including memoranda and other materials addressing the factors set out above, which were provided to the Trustees prior to the meeting. The information provided to the Trustees described, among other things, the services to be provided by Wellington, as well as Wellington’s investment personnel, proposed sub-advisory fee, performance information, and other matters. The Board also took into account information provided to the Trustees at prior Board meetings. During the meeting, the Trustees met with senior representatives of the Adviser to discuss the New Agreement and the information provided. The Independent Trustees also met in executive session during the meeting to discuss the New Agreement and the information provided. The Independent Trustees were assisted by independent legal counsel prior to and during the meeting and during their deliberations regarding the New Agreement and also received from legal counsel materials addressing, among other things, the legal standards applicable to their consideration of the New Agreement.

In approving the New Agreement with respect to the Portfolio, each Trustee, including the Independent Trustees, on the basis of their business judgment after review of the information provided, determined that the proposed sub-advisory fee was fair and reasonable, and that the approval of the New Agreement was in the best interests of the Portfolio and its investors. Although the Board gave attention to all information provided, the following discusses some of the primary factors it deemed relevant to its decision to approve the New Agreement.

The Board evaluated the nature, quality and extent of the overall services to be provided to the Portfolio and its investors by Wellington. In addition to the investment performance and expense information discussed below, the Board considered Wellington’s responsibilities with respect to the Portfolio pursuant to the New Agreement, and Wellington’s experience in serving as investment sub-adviser for other portfolios (or allocated portions thereof) of the Trust. The Board considered that, subject to the oversight of the Adviser, Wellington would be responsible for making day-to-day investment decisions with respect to the Portfolio; placing with brokers or dealers orders for the purchase and sale of investments for the Portfolio; and performing certain related administrative functions. The Board also reviewed information regarding Wellington’s process for selecting investments for the Portfolio, as well as information regarding the qualifications and experience of Wellington’s portfolio managers who would provide services to the Portfolio. The Board also considered information regarding Wellington’s procedures for executing portfolio transactions for the Portfolio, and Wellington’s policies and procedures for selecting brokers and dealers and obtaining research from those brokers and dealers. In addition, the Board considered information regarding Wellington’s trading experience and how Wellington would seek to achieve “best execution” on behalf of the Portfolio.

The Board also factored into its review its assessment of Wellington’s compliance program, policies and procedures, noting that it had considered the Trust’s Chief Compliance Officer’s evaluation of Wellington’s compliance program, policies and procedures, and the Chief Compliance Officer’s certification that they were consistent with applicable legal standards, in connection with its annual renewal of the existing investment sub-advisory agreement between the Adviser and Wellington with respect to other portfolios of the Trust at the July 16-18, 2019 meeting. The Board also considered whether there were any pending lawsuits, enforcement proceedings or regulatory investigations involving Wellington and reviewed information regarding Wellington’s financial condition and history of operations and potential conflicts of interest in managing the Portfolio. In addition, the Independent Trustees received information about business relationships that the Adviser and/or its affiliates have with Wellington and/or its affiliates in addition to the proposed relationship involving the Portfolio. In this regard, the Board also took into account materials regarding the policies and procedures adopted by the Adviser and the Trust to identify and mitigate actual and potential conflicts of interest, including conflicts that may arise in connection with those additional business relationships.

The Board also received and reviewed information regarding the performance of the Wellington Energy composite relative to the performance of the Portfolio and an appropriate benchmark over various time periods. The Board generally considered long-term performance to be more important than short-term performance. The Board also considered Wellington’s expertise, resources, proposed investment strategy, and personnel for advising the Portfolio. The Trustees also noted that they had reviewed Wellington’s performance through their oversight of its management of allocated portions of other portfolios of the Trust since its appointment to those portfolios.

Based on its review, the Board determined that the nature, quality and extent of the overall services to be provided by Wellington were appropriate for the Portfolio in light of its investment objective and, thus, supported a decision to approve the New Agreement.

The Board considered the proposed sub-advisory fee for Wellington with respect to the Portfolio in light of the nature, quality and extent of the overall services to be provided by Wellington. In this regard, the Board noted that the proposed sub-advisory fee rate payable to Wellington under the New Agreement is lower at all asset levels than the sub-advisory fee rate paid to IICO under the Old Agreement. In addition, the Board considered the relative levels of the sub-advisory fee to be paid to Wellington with respect to the Portfolio and the advisory fee to be retained by the Adviser in light of, among other factors, the services provided to the Portfolio by the Adviser and Wellington. The Board noted that the advisory fee paid by the Portfolio to the Adviser would not change as a result of the approval of the New Agreement.

The Board further noted that the Adviser, and not the Portfolio, would pay Wellington and that the proposed sub-advisory fee was negotiated between Wellington and the Adviser. Moreover, the Board noted that the Adviser generally is aware of the fees charged by sub-advisers to other clients and that the Adviser believes that the fee agreed upon with Wellington is reasonable in light of the nature, quality and extent of the investment sub-advisory services to be provided. Based on its review, the Board determined that the proposed sub-advisory fee is fair and reasonable.

The Board also considered the estimated impact of the proposed sub-advisory fee on the profitability of the Adviser. In this regard, the Board noted that the appointment of Wellington is expected to have a positive impact on the Adviser’s annual profitability at current asset levels. The Adviser advised the Board that it does not regard Sub-Adviser profitability as meaningful to its evaluation of the New Agreement. The Board acknowledged the Adviser’s view of Sub-Adviser profitability, noting the Board’s findings as to the reasonableness of the sub-advisory fee and that the fee is the product of negotiations with the Adviser and reflects levels of profitability acceptable to the Adviser and Wellington based on the particular circumstances in each case for each of them. The Board noted again that Wellington’s fee would be paid by the Adviser and not the Portfolio and that many responsibilities related to the advisory function are retained by the Adviser. In light of all the factors considered, the Board determined that the anticipated profitability to the Adviser remained within the reasonable range of profitability levels previously reported.

The Board also considered whether economies of scale would be realized as the Portfolio grows larger and the extent to which this is reflected in the proposed sub-advisory fee rate schedule with respect to the Portfolio. While recognizing that any precise determination is inherently subject to assumptions and subjective assessments, the Board noted that the proposed sub-advisory fee rate schedule for the Portfolio includes a breakpoint that would reduce the sub-advisory fee rate as Portfolio assets under Wellington’s management increase above a certain level. In this regard, the Board acknowledged that, at some levels, breakpoints in a sub-advisory fee rate schedule may result in savings to the Adviser and not to investors. The Board considered these factors, and the relationship they bear to the fee structure charged to the Portfolio by the Adviser, and concluded that there would be a reasonable sharing of benefits from any economies of scale with the Portfolio.

The Board also considered possible fall-out benefits and other types of benefits that may accrue to Wellington, including the following. The Board considered that Wellington, through its position as Sub-Adviser to the Portfolio, may engage in “soft dollar” transactions. The Board also noted that Wellington currently serves as sub-adviser for allocated portions of other portfolios of the Trust and receives sub-advisory fees with respect to those other portfolios. In addition, the Board noted that Wellington may benefit from greater exposure in the marketplace with respect to its investment process and from expanding its level of assets under management, and Wellington may derive benefits from its association with the Adviser and other Sub-Advisers. Based on its review, the Board determined that any fall-out benefits and other types of benefits that may accrue to Wellington are fair and reasonable.

Wellington became the New Sub-Adviser to the Portfolio on or about November 18, 2019.

Information Regarding the Investment Sub-Advisory Agreement

The terms of the New Agreement between FMG LLC and Wellington are substantially similar to the terms of the Old Agreement between FMG LLC and IICO, except as to the effective date, compensation, and the named Sub-Adviser. Pursuant to the New Agreement, Wellington is appointed by FMG LLC to act as investment sub-adviser for the Portfolio and to manage the investment and reinvestment of the Portfolio, subject to the direction, control and oversight of FMG LLC and the Board. The New Agreement will remain in effect for an initial two-year term with respect to the Portfolio and thereafter only so long as the Board, including a majority of the Independent Trustees, specifically approves its continuance at least annually. The New Agreement can be terminated at any time, without the payment of any penalty, by the Board, including a majority of the Independent Trustees, or by the vote of a majority of the outstanding voting securities of the Portfolio, on sixty days’ written notice to FMG LLC and Wellington, or by FMG LLC or Wellington on sixty days’ written notice to the Trust and the other party. The New Agreement also terminates automatically in the event of its “assignment” (as defined in the 1940 Act) or in the event that the Investment Advisory Agreement between FMG LLC and the Trust is terminated for any other reason. FMG LLC (and not the Portfolio) is responsible for the payment of the sub-advisory fee to the New Sub-Adviser. The appointment of Wellington as the New Sub-Adviser to the Portfolio did not result in a change to the investment advisory fee paid by the Portfolio to FMG LLC.

The New Agreement generally provides that Wellington will not be liable for any losses, claims, damages, liabilities or litigation incurred by the Portfolio, the Trust or the Adviser as a result of any error of judgment, mistake of law, or other action or omission by Wellington, except that nothing in the New Agreement limits the liability of Wellington for any losses, claims, damages, liabilities or litigation arising out of or based on (i) any willful misconduct, bad faith, reckless disregard or gross negligence of Wellington in the performance of any of its duties or obligations thereunder or (ii) any untrue statement of a material fact contained in the Trust’s Prospectus, Statement of Additional Information, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Portfolio, the Trust or the Adviser, or the omission to state therein a material fact known to Wellington which was required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon information furnished by Wellington to the Adviser or the Trust.

Comparison of Sub-Advisory Fees

The sub-advisory fee rate payable to Wellington under the New Agreement, stated below, is lower at all asset levels than the sub-advisory fee rate paid to IICO under the Old Agreement. Accordingly, the effective sub-advisory fee rate that FMG LLC pays to Wellington under the New Agreement is lower than the effective sub-advisory fee rate that FMG LLC paid to IICO under the Old Agreement. It is anticipated that the appointment of Wellington will have a positive impact on FMG LLC’s annual profitability at current asset levels. If, during the Portfolio’s fiscal year ended December 31, 2019, the assets that were allocated to IICO had been allocated to Wellington, the sub-advisory fee rate of 0.50 % of the Portfolio’s average daily net assets and the sub-advisory fee of $369,196 that FMG LLC would have paid to IICO with respect to the Portfolio under the Old Agreement would have decreased to 0.40% and $295,357, respectively. The decrease of 0.10 % in the sub-advisory fee rate would have represented a decrease of $73,839 in the sub-advisory fee paid by FMG LLC with respect to the Portfolio for the fiscal year ended December 31, 2019.

Information Regarding Wellington Management Company LLP

The following provides additional information about the New Sub-Adviser.

Wellington is a Delaware limited liability partnership and professional investment counseling firm which provides investment services to investment companies, employee benefit plans, endowments, foundations, and other institutions. Wellington and its predecessor organizations have provided investment advisory services for over 80 years. Wellington is owned by the partners of Wellington Management Group LLP, a Massachusetts limited liability partnership. As of December 31, 2019, Wellington Management Group LLP had approximately $1.1 trillion in assets under management.

Effective on or about November 18, 2019, Gregory J. LeBlanc, CFA® is primarily responsible for the securities selection, research and trading for the Portfolio. Mr. LeBlanc, Senior Managing Director and Global Industry Analyst, joined Wellington as an investment professional in 1995.

Wellington’s office is located at 280 Congress Street, Boston, MA 02210. Set forth below are the names, titles and principal occupations of the principal executive officers and managing partner of Wellington.

Name	Title/Responsibilities
Edward J. Steinborn	Chief Financial Officer
Brendan J. Swords	Chief Executive Officer
John D. Norberg	Chief Compliance Officer
Gregory S. Konzal	Chief Legal Officer
Wellington Investment Advisors Holdings LLP	Managing Partner

The address of each individual is 280 Congress Street, Boston, MA 02210, with the exception of Edward J. Steinborn who is located at 100 Federal Street, Boston, MA 02210.

For its services to the Portfolio, Wellington receives a sub-advisory fee based on the Portfolio’s assets as follows: 0.40% of the Portfolio’s average daily net assets up to and including $100 million; and 0.35% of the Portfolio’s average daily net assets in excess of $100 million.

Wellington does not serve as adviser or sub-adviser to any funds that are subject to the 1940 Act and comparable to the Portfolio.

Portfolio Transactions

To the extent permitted by law and in accordance with procedures established by the Trust’s Board, each portfolio of the Trust may engage in brokerage transactions with brokers that are affiliates of the Adviser or the Sub-Advisers, with brokers that are affiliates of such brokers, or with unaffiliated brokers that trade or clear through affiliates of the Adviser or the Sub-Advisers. For the fiscal year ended December 31, 2019, the Portfolio did not pay brokerage commissions to brokerage affiliates of the Portfolio.

Control Persons and Principal Holders

AXA Equitable Life Insurance Company (“AXA Equitable”), the parent company of FMG LLC, may be deemed to be a control person with respect to the Trust by virtue of its ownership of a substantial majority of the Trust’s shares as of December 31, 2019. FMG LLC is organized as a Delaware limited liability company and is a wholly-owned subsidiary of AXA Equitable. AXA Equitable is an indirect wholly-owned subsidiary of AXA Equitable Holdings, Inc. (“AEH”), which is a publicly owned company. As a “series” type of mutual fund, the Trust issues separate series of shares of beneficial interest with respect to each portfolio of the Trust. As of December 31, 2019, the Trustees and officers of the Trust owned, or were entitled to provide voting instructions in the aggregate with respect to, less than one percent of the shares of the Portfolio.

As of December 31, 2019, there were no shareholders who were deemed to own beneficially more than five percent of the outstanding shares of any class of shares of the Portfolio.

Outstanding Shares

The outstanding shares of each class of the Portfolio as of December 31, 2019, are set forth below:

	Class IB	Class K
Outstanding Shares	77,086,344	N/A

Additional Information Regarding the Agreements

In 2018 AXA S.A. (“AXA”), a French insurance holding company, announced its intention to sell over time all of its interest in AEH, the indirect parent company of FMG LLC, through a series of sales of AEH’s common stock (“Sell-Down Plan”). It was anticipated that one or more of the transactions contemplated as part of the Sell-Down Plan would result in a change of control of FMG LLC and the automatic termination of (i) the investment sub-advisory agreement between FMG LLC and IICO with respect to the Portfolio, and (ii) the investment sub-advisory agreement between FMG LLC and Wellington with respect to other portfolios of the Trust. As a result of transactions in connection with the Sell-Down Plan, on March 25, 2019, (i) a new investment sub-advisory agreement, whose terms are not materially different from the prior agreement, between FMG LLC and IICO with respect to the Portfolio, and (ii) a new investment sub-advisory agreement, whose terms are not materially different from the prior agreement, between FMG LLC and Wellington with respect to other portfolios of the Trust became effective. At a meeting held on July 16-18, 2019, the Board considered and unanimously approved the annual renewal of (i) the investment sub-advisory agreement between FMG LLC and IICO with respect to the Portfolio, and (ii) the investment sub-advisory agreement between FMG LLC and Wellington with respect to other portfolios of the Trust. As a result of further transactions in connection with the Sell-Down Plan, on November 13, 2019, (i) a new investment sub-advisory agreement, whose terms are not materially different from the prior agreement, between FMG LLC and IICO with respect to the Portfolio (i.e., the Old Agreement), and (ii) a new investment sub-advisory agreement, whose terms are not materially different from the prior agreement, between FMG LLC and Wellington with respect to other portfolios of the Trust (i.e., the New Agreement) became effective. The Old Agreement was terminated in connection with FMG LLC’s proposal described in this Information Statement.